Securities and Exchange Commission
Washington, D.C. 20549

    Re:    The Davey Tree Expert Company
Commission File No. 000-11917
Section 16(a) Reports
Authorized Representatives

Ladies and Gentlemen:

The Davey Tree Expert Company (the "Company") is the issuer of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The person signing his or her name below confirms, as of the date appearing opposite his or her signature, that each of the "Authorized Representatives" named below is authorized on his or her behalf to prepare and sign such statements on Form 3, Form 4, Form 5, or otherwise with respect to securities of the Company (the "Securities"), and to file with the Securities and Exchange Commission such filings, including reports, notices, amendments and other statements with respect to the Securities, as are required by Section 16(a) of  the 1934 Act. The person so signing also confirms the authority of each of the Authorized Representatives to do and perform, on his or her behalf, any and all acts and things with respect to the Securities requisite or necessary to assure compliance by the signing person with the filing requirements of Section 16(a) of the 1934 Act. The undersigned acknowledges that the Authorized Representatives are serving in such capacity at the request of the undersigned and are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the 1934 Act. The authority confirmed herein shall remain in effect as to the person signing his name below until such time as the Commission shall receive from him or her a written communication terminating or modifying the authority.

Authorized Representatives
Patrick M. Covey
Joseph R. Paul
Christopher J. Bast
Thea R. Sears
Heather L. Micozzi
Martha A. Kordinak

Date: September 24, 2018
Signature: /s/Erika J. Schoenberger